                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. 1)

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           NORLAND MEDICAL SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        $20,000,000 which includes $17,500,000 to be paid in the form of cash and a promissory note and up to $2.5 million to be paid in the form of an additional promissory note.
        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

            $20,000,000
        ------------------------------------------------------------------------
    (5) Total fee paid:

            $4,000
        ------------------------------------------------------------------------

/X/ Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                        [LOGO]


                         106 CORPORATE DRIVE PARK, SUITE 106
                              WHITE PLAINS, N. Y.  10604
                                    (914) 694-2285


                                                 August 28, 1997


To the Stockholders of Norland Medical Systems, Inc.:

    As I indicated in my letter of August 14, 1997, as a result of litigation initiated after the July 25, 1997 Proxy Statement was mailed to stockholders, the Annual Meeting of Stockholders of Norland Medical Systems, Inc. (the "Company") had to be adjourned. The litigation sought to block the proposed acquisition of Norland Corporation by the Company. I am pleased to report that an agreement in principle has been reached to settle this litigation and that the Adjourned Annual Meeting of Stockholders of the Company will be held on Monday, September 8, 1997, at 10:00 a.m. at the Rye Courtyard by Marriott, 631 Midland Avenue, Rye, New York 10580.

    Enclosed is a Supplement to the July 25, 1997 Proxy Statement. The Supplement summarizes the terms of the agreement in principle and includes unaudited June 30, 1997 financial statements of both the Company and Norland Corporation.

    AS INDICATED IN THE PROXY STATEMENT, THE BOARD OF DIRECTORS HAS APPROVED
THE ACQUISITION OF NORLAND CORPORATION AND BELIEVES THAT THE TRANSACTION IS FAIR AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE SUCH ACQUISITION.

    On behalf of the Board of Directors and employees of the Company, I cordially invite all stockholders to attend the Adjourned Annual Meeting. It is important that your shares be voted on matters that come before the meeting. Whether or not you plan to attend the meeting, if you have not already done so, I urge you to promptly complete, sign, date and return the proxy card in the prepaid envelope that has been provided to you.


                             Sincerely,




                             REYNALD G. BONMATI
                             President and Chairman of the Board of Directors

                  NOTICE OF ADJOURNED ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD ON SEPTEMBER 8, 1997

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Norland Medical Systems, Inc., a Delaware corporation (the "Company"), has been adjourned to Monday, September 8, 1997 at 10:00 a.m. The continuation of the Annual Meeting will be held at the Rye Courtyard By Marriott, 631 Midland Avenue, Rye, New York 10580 for the following purposes:


    i. To consider and act upon a proposal to approve the acquisition by the Company of all of the outstanding stock of Norland Corp. pursuant to a Stock Purchase Agreement dated as of February 26, 1997 between the Company and Norland Medical Systems B.V.;

    ii.  To elect five directors to serve for the ensuing year;

    iii. To consider and act upon a proposal to approve and adopt an amendment to the Company's Certificate of Incorporation which would increase the number of authorized shares of the Company's Common Stock from 10,000,000 to 20,000,000;

    iv. To consider and act upon a proposal to approve and adopt amendments to the Company's Amended and Restated 1994 Stock Option and Incentive Plan;

    v. To consider and act upon a proposal to ratify the selection of Coopers & Lybrand L.L.P. as the Company's independent auditors for 1997; and

    vi. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The close of business on July 16, 1997 continues to be the record date for determining the stockholders entitled to notice and to vote at the adjourned Annual Meeting. Only holders of record of Common Stock of the Company at that date are entitled to vote at the adjourned Annual Meeting or any further adjournments thereof.

                             By Order of the Board of Directors,



                             KURT W. STREAMS
                             Secretary
White Plains, N.Y.
August 28, 1997

YOUR VOTE IS IMPORTANT. IF YOU HAVE NOT ALREADY DONE SO, PLEASE COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE EVEN IF YOU INTEND TO BE PRESENT AT THE MEETING. RETURNING THE PROXY WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON OR TO ATTEND THE ANNUAL MEETING, BUT WILL ENSURE YOUR REPRESENTATION IF YOU CANNOT ATTEND. IF YOU HOLD SHARES IN MORE THAN ONE NAME, OR IF YOUR STOCK IS REGISTERED IN MORE THAN ONE WAY, YOU MAY RECEIVE MORE THAN ONE COPY OF THE PROXY MATERIAL. IF SO, PLEASE SIGN AND RETURN EACH OF THE PROXY CARDS THAT YOU RECEIVE SO THAT ALL OF YOUR SHARES MAY BE VOTED. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

                                        [LOGO]


                         106 CORPORATE PARK DRIVE, SUITE 106
                               WHITE PLAINS, N.Y. 10604
                                    (914) 694-2285


                                                                 August 28, 1997


                            SUPPLEMENT TO PROXY STATEMENT


    This supplement ("Supplement") to the Proxy Statement dated July 25, 1997 (the "Proxy Statement") is being mailed on or about August 28, 1997, to holders of record as of July 16, 1997 of Common Stock, par value $0.0005 per share ("Common Stock"), of Norland Medical Systems, Inc. (the "Company"), in connection with the solicitation by the Board of Directors of the Company of a proxy for the Annual Meeting of Stockholders of the Company to be held on September 8, 1997.

    For your convenience, a new proxy card and return envelope is enclosed. Unless revoked, any previously submitted proxy will remain in effect. Accordingly, if you have previously returned the proxy card you received with the Proxy Statement, it will remain in effect unless you revoke it. If you have not previously returned the proxy card or you have returned the proxy card but you wish to change your vote, please return the proxy card in the enclosed envelope as soon as possible. Proxy cards will also be available at the meeting. As stated in the Proxy Statement, a stockholder who wishes to revoke a proxy can do so by delivering a subsequently signed and dated proxy or other written notice to the Secretary of the Company at any time prior to the vote at the meeting or by appearing at the meeting and voting in person the shares to which the proxy relates.

LITIGATION

    One of the proposals that the stockholders of the Company will be asked to consider and act upon at the Annual Meeting is a proposal to approve the acquisition by the Company (the "Acquisition") of all of the issued and outstanding stock of Norland Corporation, a Wisconsin corporation ("Norland Corp."), pursuant to a Stock Purchase Agreement dated as of February 26, 1997, as amended (the "Stock Purchase Agreement"), between the Company and Norland Medical Systems B.V. ("NMS BV"). The Proxy Statement describes the terms and background of the Acquisition and the interests that certain officers and directors of the Company have in NMS BV.

    On August 1, 1997, after copies of the Proxy Statement were mailed to the Company's stockholders, a shareholder's class action and derivative complaint entitled IRWIN I. MILLER V. REYNALD G. BONMATI ET. AL. AS DEFENDANTS, AND NORLAND MEDICAL SYSTEMS, INC., NOMINAL DEFENDANT (Civil Action No. 15849), was filed in the Court of Chancery of the State of Delaware, New Castle County, against four members of the Company's Board of Directors, Reynald G. Bonmati, James J. Baker, Michael W. Huber and Albert S. Waxman (the "Individual Defendants"), NMS BV and the Company. The complaint alleges that the Individual Defendants breached their fiduciary duties of loyalty, candor and care in connection with the Acquisition, that the terms of the Acquisition were unfair, and that the Proxy Statement does not contain full and fair disclosure with respect to the Acquisition. The plaintiff seeks, among other things: to enjoin the consummation of the Acquisition; to require that the Company make additional disclosures to its stockholders in connection with the Acquisition; damages in unspecified amounts; and costs, disbursements and counsel and expert fees. Plaintiff also made a motion for a preliminary injunction against the consummation of the Acquisition.

    The Company and Individual Defendants believe that the action is without merit. However, they also believe that litigation will delay, and create uncertainty as to the ability to consummate the Acquisition, and that such delay and uncertainty are not in the best interests of the Company and its stockholders. Accordingly, representatives of the Company and the Individual Defendants entered into discussions with counsel for the plaintiff with respect to a possible settlement of the action. An agreement in principle has been reached to settle this litigation (the "Agreement in Principle"). The following is a summary of the terms of the Agreement in Principle:

    1. The plaintiff withdrew the motion for a preliminary injunction and agreed that, except for certain confirmatory discovery, he will refrain from any further proceedings pending approval of the Settlement Agreement by the Court of Chancery.

    2. The Company agreed to prepare a Supplement to the Proxy Statement and, after review and comment by plaintiff's counsel, to circulate the Supplement to the stockholders. The Company specifically agreed to provide the stockholders with unaudited financial statements of both Norland Corp. and the Company for the six month periods ended June 30, 1997 and 1996 and to update the unaudited pro forma combined condensed financial statements included in the Proxy Statement to June 30, 1997. These financial statements are included herein beginning on page F-1. Plaintiff was of the view that the Proxy Statement should contain additional disclosure with respect to the background of the amendments that were effected in the fourth quarter of 1996 to the pricing provisions of the Distribution Agreement between the Company and Norland Corp. and Stratec Medizintechnik GmbH ("Stratec"). The Company agreed to provide such disclosure in this Supplement, and such information is set forth below in "Distribution Agreement Amendments."

    3. The Company agreed to adjourn the Annual Meeting to the extent necessary to effect distribution of this Supplement. If the Acquisition is approved by the stockholders at the adjourned meeting, the Acquisition can be
consummated following the stockholder vote.   Plaintiff and his counsel have
agreed to use their best efforts to expedite the process to permit the meeting to go forward and the Acquisition to be consummated at the earliest possible time.

    4. The Stock Purchase Agreement provides for a $17,500,000 purchase price, plus an additional purchase price of up to $2,500,000, the exact amount to be based upon the Company's 1997 sales. The $17,500,000 will be payable at closing, $1,250,000 in cash and $16,250,000 by the Company's 7% promissory note (the "Purchase Note"). A $1,250,000 principal payment on the Purchase Note will be due six months after closing. The balance will be payable on the fifth anniversary of the closing, with a right on the part of the Company to extend the maturity for an additional two years. If the maturity is so extended, the applicable interest rate was to increase by one percentage point at the original maturity date and at the end of each six month period thereafter. The Company may repay the Purchase Note at any time and, except for the $1,250,000 payment due six months after closing, the Company may make payments of principal by delivering shares of its Common Stock, valued at the average closing price for the five trading days preceding the delivery. The amount of any additional purchase price will be determined upon completion of the audit of the Company's financial statements for the year ending December 31, 1997. For each full $1,000,000 of Company 1997 sales above $32,000,000, the Company will be obligated to pay an additional $312,500 in purchase price, up to a maximum additional purchase price of $2,500,000. The entire additional purchase price will be paid by a second promissory note (the "Additional Note"). The terms of the Additional Note will be the same as those of the Purchase Note, except that there will be no mandatory prepayment of principal prior to maturity. The Purchase Note and the Additional Note will be secured by a pledge by the Company to NMS BV of all of the stock of Norland Corp.

    The Agreement in Principle provides that the Stock Purchase Agreement will be amended to provide that if the Company elects to extend the maturity date of the Purchase Note and/or the Additional Note, the interest rate will be increased by one percentage point at the end of the fifth year and the sixth year rather than every six months. Thus, the interest rate will be 8% per annum for all of year six and 9% per annum for all of year seven. Under the Stock Purchase Agreement, as originally executed, the interest rate would have increased to 8% for the first six months of year six, 9% for the last six months of year six, 10% for the first six months of year seven, and 11% for the last six months of year seven. Except for this amendment, the terms of the Acquisition and the provisions of the Stock Purchase Agreement remain unchanged from the description contained in the Proxy Statement.

    5. The Company agreed that it will use its best efforts to nominate for election to the Board at the Annual Meeting one nominee who has no direct or indirect affiliation with NMS BV. Dr. Andre-Jacques Neusy, who is a nominee for election to the Board at the Annual Meeting, has no such affiliation with NMS BV. The Company also agreed that with respect to each succeeding Annual Meeting of the Company's stockholders, it will use its best efforts to nominate for election to the Board at least two nominees who have no direct or indirect affiliation with NMS BV.

    6. The Company agreed that it will not oppose an application by plaintiff's counsel, Rabin & Peckel LLP and Rosenthal, Monhait, Gross and Goddess, P.A., for an award of counsel fees and expenses of up to $250,000. Such amount will be payable by the Company.

         The parties and their counsel are in the process of incorporating the terms of the Agreement in Principle into a formal settlement agreement (the "Settlement Agreement"). The Settlement Agreement will be submitted to the Delaware Court of Chancery for approval. The Court will set a date for a hearing on the proposed settlement. A notice describing the terms of the settlement in detail will be sent to the Company's stockholders at least 45 days prior to the hearing date. The Company will pay for the costs of printing and mailing such notice. In connection with such hearing, stockholders and other interested parties will have an opportunity to present to the Court any objections they may have to the terms of the Settlement Agreement. If for any reason a Settlement Agreement is not entered into or is not approved by the Court of Chancery, the plaintiff will be able to continue the action and seek relief on the basis of the allegations contained in the complaint, including damages and, if the Acquisition has not been effected, an injunction against its consummation.

DISTRIBUTION AGREEMENT AMENDMENTS

    As indicated above, one of the reasons for the litigation was that the plaintiff was of the view that the Proxy Statement should have contained additional information explaining the reasons for the amendments to the pricing provision of the Distribution Agreement between the Company and Norland Corp. and Stratec.

    In 1995 the Company entered into the Distribution Agreement with Norland Corp. and Stratec. With respect to Norland Corp., the Distribution Agreement grants the Company exclusive distribution rights for all medical diagnostic devices which have been, or may during the term of the Distribution Agreement be, developed by Norland Corp. The distribution rights for Norland Corp. devices are worldwide. The terms of the Distribution Agreement extends until December 31, 2015, subject to rights of either party to extend the term for additional five year periods.

    The Distribution Agreement originally provided that the price at which Norland Corp. sold a system to the Company was the Manufacturer's Device Cost as defined in the Distribution Agreement plus 50% of the difference between the amount for which the Company sells such system and such Manufacturer's Device Cost. Thus, the gross margin between the Company's selling price and the Manufacturer's Device Cost was allocated 50% to the Company and 50% to Norland Corp. The Manufacturer's Device Cost of a system is the aggregate of the standard costs of the components and parts used in such system plus an allowance for other direct manufacturing costs. The intent and effect of this splitting of the margin was to provide the Company with a gross margin of approximately 35% on its sales under circumstances where the Company was free to determine the prices at which systems were sold to its customers. The parties believed that 35% represented an industry standard gross margin for a distribution agreement of this type. The allocations were made based on the difference between Norland Corp.'s cost and the Company's resale price because both amounts could be readily and independently determined and verified. Because of the interested party relationships between the Company and Norland Corp., the ability to easily verify the payment terms was considered to be very important.

    The largest contributor to the revenues of the Company and Norland Corp. in 1996 was the pDEXA, a peripheral densitometry system that scans the forearm. During 1996, the Medicare reimbursement rate established by the Health Care Financing Administration ("HCFA") for bone densitometry tests was the same for peripheral systems such as the pDEXA and the larger, more expensive system that scan the hip and spine. In November of 1996, HCFA adopted new reimbursement rates for bone densitometer scans that became effective in January of 1997. The Medicare reimbursement rate for tests using the larger systems was reduced from $124 to approximately $120. However, the rate for tests using peripheral systems was reduced from $124 to approximately $37. The reduction of the reimbursement rate for peripheral systems had a dramatic adverse impact on
pDEXA sales.   Sales were significantly down in November of 1996 in anticipation of the change in reimbursement rates and, in an effort to restore demand for the pDEXA, the Company reduced its selling price by nearly 20% in December of 1996.

    Under the pricing provisions of the Distribution Agreement, such price reduction would have reduced the Company's gross margin significantly below 35%. However, both manufacturers agreed to effect a temporary change in the pricing provisions of the Distribution Agreement (the "Amended Pricing Provisions"). Under the Amended Pricing Provisions, the Company pays Norland Corp. an amount equal to the Distributor's Device Cost as defined in the Distribution Agreement. The Distributor's Device Cost of a system is the aggregate of the standard costs of the components and parts used in the system, plus the actual labor costs incurred by the Manufacturer in producing the system (subject to a cap), plus an agreed upon markup on the standard costs of all non-computer components used in the system. Norland Corp. is also entitled to receive royalties equal to 5% of the price for which the Company sells all new systems manufactured by Norland Corp. (i.e., any system other than the pDEXA, the Eclipse and the XR-36). If the aggregate amount payable by the Company to Norland Corp. and Stratec for a year under the Amended Pricing Provisions would exceed the aggregate amount payable to them pursuant to the previously applicable provisions described above, then the Amended Pricing Provisions will not be applicable, and the provisions described in the preceding paragraph will apply.

    While Norland Corp. and Stratec were willing to implement the Amended Pricing Provisions, they were not willing to do so on a permanent basis. The manufacturers wanted to see if the price reduction in fact increases sales and if Amended Pricing Provisions result in the Company achieving gross margins of approximately 35%. Accordingly, Norland Corp. has the right to terminate the Amended Pricing Provisions effective on December 31 of any year, commencing December 31, 1997, by notice given to the Company not less than 90 nor more than 180 days prior to the end of such year. As indicated below in the "Management's Discussion and Analysis of Financial Conditions and Results of Operations" sections that follow the unaudited June 30, 1997 financial statements of both Norland Corp. and the Company, the

Amended Pricing Provisions have in fact resulted in a significant shift of revenue and net income from Norland Corp. to the Company and in the Company having a gross margin of 43.4% for the first six months of 1997 (compared to 35.9% for the first six months of 1996). Since the Amended Pricing Provisions have been significantly more beneficial to the Company than originally anticipated, there can be no assurance that, should the Acquisition not be effected, they will continue in effect beyond December 31, 1997, and it is not unreasonable to expect that they will not continue in effect and will be the subject of serious renegotiation.

OTHER INFORMATION

    Advest, Inc. ("Advest") has reviewed the information contained in this Supplement (including the financial statements) and has indicated that if such information had been available at the time Advest issued the Advest Opinion referred to in the Proxy Statement, it would not have caused Advest to make any change in the Advest Opinion.

                          INDEX TO FINANCIAL STATEMENTS

                                     -------



UNAUDITED FINANCIAL STATEMENTS                                          PAGE

NORLAND CORPORATION

Condensed Consolidated Balance Sheets as of June 30, 1997 and 1996      F-2

Condensed Consolidated Statements of Income for the six months
  ended June 30, 1997 and 1996                                          F-3

Condensed Consolidated Statements of Changes in Common Stockholder's
  Equity for the six months ended June 30, 1997 and 1996                F-4

Condensed Consolidated Statements of Cash Flows for the six months
  ended June 30, 1997 and 1996                                          F-5

Notes to Condensed Consolidated Financial Statements                    F-6

Management's Discussion and Analysis of Financial Conditions
   and Results of Operations of Norland Corp. for the six months
   ended June 30, 1997 and 1996                                         F-7

NORLAND MEDICAL SYSTEMS, INC.

Condensed Consolidated Balance Sheets as of June 30, 1997 and
   December 31, 1996                                                    F-9

Condensed Consolidated Statements of Income for the six months
   ended June 30, 1997 and 1996                                         F-10

Condensed Consolidated Statement of Changes in Stockholders' Equity
   for the six months ended June 30, 1997 and 1996                      F-11

Condensed Consolidated Statements of Cash Flows for the six months
   ended June 30, 1997 and 1996                                         F-12

Notes to Condensed Consolidated Financial Statements                    F-13

Management's Discussion and Analysis of Financial Condition and Results
   of Operations for the six months ended June 30, 1997 and 1996        F-15

Unaudited Pro Forma Combined Condensed Financial Statements             F-18

Pro Forma Combined Condensed Balance Sheet as of  June 30, 1997         F-19

Pro Forma Combined Condensed Statements of Income for the year ended
  December 31, 1996 and for the three months ended March 31, 1997       F-20

Notes to the Pro Forma Combined Condensed Financial Statements          F-21

                       NORLAND CORPORATION AND SUBSIDIARY

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             June 30, 1997 and 1996

                                   (Unaudited)

                                   -----------

                                     ASSETS


                                                                                  1997             1996
                                                                             ------------     ------------
Current assets:
 Cash                                                                         $   82,590       $  113,641
 Accounts receivable - affiliates                                                291,532        1,710,362
 Inventories                                                                   3,632,594        1,809,171
 Prepaid expenses and other current assets                                        32,367           29,391
 Income taxes recoverable                                                        233,948                -
 Deferred income taxes                                                            95,000                -
                                                                              ----------       ----------

    Total current assets                                                       4,368,031        3,662,565

Property and equipment - net                                                     373,920          184,351
                                                                              ----------       ----------

Total assets                                                                  $4,741,951       $3,846,916
                                                                              ==========       ==========

                   LIABILITIES AND COMMON STOCKHOLDER'S EQUITY

Current liabilities:

 Note payable - bank                                                          $        -       $  480,000
 Accounts payable:
    Affiliate                                                                     21,881        1,332,320
    Trade                                                                      1,382,290          550,327
 Accrued liabilities                                                             207,556           83,588
 Current portion of product development loan - affiliate                         100,000                -
 Current portion of capital lease obligations                                      5,815            9,394
                                                                              ----------       ----------

    Total current liabilities                                                  1,717,542        2,455,629
                                                                              ----------       ----------

Product development loan payable - affiliate                                     400,000           75,906
Capital lease obligations                                                          3,274           19,389
                                                                              ----------       ----------
                                                                                 403,274           95,295
                                                                              ----------       ----------

Common stockholder's equity:
 Common stock, voting, par value of $1.00 per share - 58,500
    shares authorized, 8,457 shares issued and outstanding                         8,457            8,457
 Common stock, non-voting, par value of $1.00 per share,
     3,000 shares authorized, no shares issued and outstanding                         -                -
 Additional paid-in capital                                                      454,379          454,379
 Retained earnings                                                             2,011,613          687,013
 Foreign currency translation adjustments                                        146,686          146,143
                                                                              ----------       ----------

    Total common stockholder's equity                                          2,621,135        1,295,992
                                                                              ----------       ----------

Total liabilities and common stockholder's equity                             $4,741,951       $3,846,916
                                                                              ==========       ==========


The accompanying notes are an integral part of the condensed financial statements.

                       NORLAND CORPORATION AND SUBSIDIARY

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                 for the six months ended June 30, 1997 and 1996

                                   (Unaudited)

                                   -----------


                                                                  1997           1996
                                                            -------------   ------------
Revenue from affiliate                                         $7,084,885    $4,973,256

Cost of revenue                                                 5,657,060     3,059,263
                                                               ----------    ----------

Gross profit                                                    1,427,825     1,913,993
                                                               ----------    ----------

Operating expenses:
   General and administrative                                     354,812       263,330
   Research and development                                       838,820       439,985
                                                               ----------    ----------

                     Total operating expenses                   1,193,632       703,315
                                                               ----------    ----------

Operating income                                                  234,193     1,210,678
                                                               ----------    ----------

Other expense:
   Interest expense                                                22,182        37,110
                                                               ----------    ----------

                     Total other expense                           22,182        37,110
                                                               ----------    ----------

Income before income taxes                                        212,011     1,173,568

Income tax expense                                                 57,340            -
                                                               ----------    ----------

Net income attributable to common stockholder                 $   154,671    $1,173,568
                                                              ===========    ==========



The accompanying notes are an integral part of the condensed financial statements.

                       NORLAND CORPORATION AND SUBSIDIARY

   CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCKHOLDER'S EQUITY
                 for the six months ended June 30, 1997 and 1996

                                   (Unaudited)

                                   ------------


                                                                                                       CUMULATIVE
                                                                                                         FOREIGN
                                                    COMMON STOCK       ADDITIONAL  RETAINED EARNINGS    CURRENCY     TOTAL COMMON
                                                                        PAID-IN       (ACCUMULATED     TRANSLATION   STOCKHOLDER'S
                                                  SHARES    AMOUNT      CAPITAL         DEFICIT)       ADJUSTMENTS      EQUITY
                                                 --------  --------    ----------  -----------------   -----------   -------------


Balance, January 1, 1996                           8,457    $8,457     $454,379       $ (486,555)        $146,137     $  122,418

    Foreign currency translation adjustment            -         -            -                -               6               6
    Net income                                         -         -            -        1,173,568              -        1,173,568
                                                   -----    ------     --------        ---------        --------      ----------

Balance, June 30, 1996                             8,457    $8,457     $454,379       $  687,013        $146,143      $1,295,992
                                                   =====    ======     ========       ==========        ========      ==========


Balance, January 1, 1997                           8,457    $8,457     $454,379       $1,856,942        $146,585      $2,466,363

    Foreign currency translation adjustment            -         -            -                -             101             101


    Net income                                         -         -            -          154,671              -          154,671
                                                   -----    ------     --------          -------        --------      ----------

Balance, June  30, 1997                            8,457    $8,457     $454,379       $2,011,613        $146,686      $2,621,135
                                                   =====    ======     ========       ==========        ========      ==========

The accompanying notes are an integral part of the condensed financial statements.

                       NORLAND CORPORATION AND SUBSIDIARY

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS for the six months ended June 30, 1997 and 1996

                                   (Unaudited)

                              ---------------------


                                                                         1997            1996
                                                                       ---------       ---------
Cash flows from operating activities:
   Net income                                                          $ 154,671       $1,173,568
                                                                       ---------       ----------
   Adjustments to reconcile net income to net cash
   provided by operations:

   Depreciation and amortization expense                                  53,370           42,078
   Changes in:
      Accounts receivable                                              1,964,313       (1,214,708)
      Inventories                                                     (1,579,119)      (1,209,811)
      Prepaid expenses and other current assets                          (17,096)         (12,347)
      Income taxes recoverable                                            38,815                -
      Deferred income taxes                                               38,000                -
      Accounts payable                                                  (631,537)       1,640,172
      Accrued liabilities                                                 58,337           94,871)
                                                                       ---------       ----------

           Total                                                        (74,917)         (849,487)
                                                                       ---------       ----------
           adjustments

 Net cash provided by operating activities                               79,754           324,081
                                                                       ---------       ----------

Cash flows from investing activities:

      Purchases of property and equipment                              (242,579)          (75,771)
                                                                       ---------       ----------

 Net cash used in investing activities                                 (242,579)          (75,771)
                                                                       ---------       ----------

Cash flows from financing activities:

      Proceeds from product development loan - affiliate                 242,261           27,387
      Payments on capital lease obligations                              (2,578)           (7,481)
      Repayment of product development loan - affiliate                 (32,046)                -
      Payments on note payable - bank                                         -          (200,000)
                                                                       ---------       ----------

 Net cash provided by (used in)  financing activities

                                                                        207,637          (180,084)
                                                                       ---------       ----------

Effect of exchange rate changes on cash                                  (1,447)               42
                                                                       ---------       ----------

Net increase in cash                                                     43,365            68,258

Cash at beginning of period                                              39,225            45,383
                                                                       ---------       ----------

Cash at end of period                                                $   82,590        $  113,641
                                                                     ==========        ==========


The accompanying notes are an integral part of the condensed financial statements.

                       NORLAND CORPORATION AND SUBSIDIARY

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             June 30, 1997 and 1996

                                   (Unaudited)

1.    BASIS OF PRESENTATION

      The financial information included herein has been prepared by management without audit by independent certified public accountant who do not express an opinion thereon. The information furnished herein includes all adjustments which are, in the opinion of management, necessary for a fair statement of financial position and the results of operations as of and for the six months ended June 30, 1997 and 1996, and all such adjustments are of a normal recurring nature. Management recommends the accompanying financial information be read in conjunction with Norland Corporation's audited financial statements and related notes set forth elsewhere herein.

      The results for the six-month period ended June 30, 1997 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 1997.

2.    INVENTORIES

      As of June 30, 1997, inventories consists of the following:

      Finished goods                                      $   473,958
      Work-in-process                                         495,181
      Raw materials                                         2,663,455
                                                           ----------
                                                           $3,632,594

      Inventories are stated at the lower of cost or net realizable value, with cost determined on a first-in, first-out basis.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF NORLAND CORP.

      THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF NORLAND CORP. SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS SUPPLEMENT AND IN THE PROXY STATEMENT. THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. A NUMBER OF THE RISKS AND UNCERTAINTIES DESCRIBED IN THE INTRODUCTION TO THE COMPANY'S REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996 ARE ALSO APPLICABLE TO NORLAND CORP. NORLAND CORP.'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS.

RESULTS OF OPERATIONS

      Revenue for the six months ended June 30, 1997 increased $2,111,629 (42.5%) to $7,084,885 from $4,973,256 for the six months ended June 30, 1996.
The increase was largely the result of increased sales of Eclipse and XR-36 systems, and sales of pDEXA systems manufactured by Norland Corp. which the Company began selling in the United States in May 1996. The amount of the increase was reduced by the impact of Amended Pricing Provisions under the Distribution Agreement with the Company which became effective October 1, 1996. If the Amended Pricing Provisions had not been in effect during the six months ended June 30, 1997, revenues for the six month period would have been $8,827,885. The large majority of revenues for the six months ended June 30, 1997 and 1996 are comprised of sales of complete bone densitometry systems, with sales of spare parts comprising the balance. Revenues have been affected by the reduction in the Medicare reimbursement rate for peripheral bone densitometry tests announced in November 1996. The mix of products sold has changed in that the majority of Norland Corp.'s revenues are now derived from sales of the larger Eclipse and XR36 systems that scan the hip and spine and for which the Medicare reimbursement rate was not significantly decreased, as compared to the pDEXA system that performs peripheral bone densitometry tests. Norland Corp.'s revenues and the mix of products sold are expected to continue to be influenced by the degree of difference in Medicare reimbursement rate levels for peripheral and larger systems. They will also be influenced by Norland Corp.'s ability to develop lower cost peripheral systems that can be operated more profitably by end users at the lower reimbursement levels. The Health Care Financing Administration (HCFA) recently published proposed changes to the Medicare reimbursement rates that would increase the reimbursement rate for peripheral systems and reduce the reimbursement rate for the larger systems. No new rates will be adopted until after the comment period on the proposed changes.

      Cost of revenue as a percentage of revenue was 79.8% and 61.5% for the six months ended June 30, 1997 and 1996, respectively, resulting in a gross margin of 20.2% for the six months ended June 30, 1997 compared to 38.5% for the six months ended June 30, 1996. The decrease in gross margin is primarily attributed to the impact of the Amended Pricing Provisions. If the Amended Pricing Provisions had not been in effect during the six months ended June 30, 1997, the gross margin would have been 35.9%. In addition, during the six months ended June 30, 1997, Norland Corp. expanded its manufacturing facilities, and costs related thereto had a negative impact on gross margin.

      Research and development expense increased $398,835 (90.6%) to $838,820 for the six months ended June 30, 1997 from $439,985 for the six months ended June 30, 1996, and also increased as a percentage of revenue to 11.8% from 8.8%. The increases were due primarily to higher levels of expenditures, including expenses of additional personnel, directed toward new research and development projects that are currently in process.

      General and administrative expense increased $91,482 (34.7%) to $354,812 for the six months ended June 30, 1997 from $263,330 for the six months ended June 30, 1996. The increase was due primarily to increased fees for accounting services and expenses for additional office space and related office costs. General and administrative expense decreased as a percentage of revenue to 5.0% for the six months ended June 30, 1997 from 5.3% for the six months ended June 30, 1996. The decrease reflects the significant sales growth for which general and administrative expenses did not increase in direct proportion.

      Other expense decreased $14,928 (40.2%) to $22,182 for the six months ended June 30, 1997 from $37,110 for the six months ended June 30, 1996 and also decreased as a percentage of revenue to 0.3% from 0.7%. Other expense consists primarily of interest expense on Norland Corp.'s bank loan (in 1996), the product development loan from the Company and capital leases. The dollar and percentage decreases were primarily due to the elimination of the interest expense on the bank loan that was paid in full during 1996.

      Norland Corp. recognized income tax expense of $57,340 for the six months ended June 30, 1997 as a result of providing for income taxes at its current effective rate of 40% and recognizing certain refundable Dutch corporate income taxes for which no benefit had been previously recognized by Norland Scientific Instruments B.V., an inactive subsidiary which is in the process of being liquidated. Norland Corp. had no income tax provision for the six months ended June 30, 1996 as it had sufficient available net operating loss carryforwards to offset its regular taxable income for the period.

      Net income decreased $1,018,897 to $154,671 for the six months ended June 30, 1997 from $1,173,568 for the six months ended June 30, 1996 and decreased as a percentage of revenue to 2.2% from 23.6%. The decreases were due primarily to the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES

      Norland Corp. was funded in the six months ended June 30, 1997 and 1996 primarily by cash flows from operations and borrowings from the Company under the Product Development Loan Agreement. In 1997, Norland Corp. used cash generated from its earnings and more rapid collection of accounts receivable to increase inventory levels and reduce trade accounts payable. In 1996, the cash generated from Norland Corp.'s earnings and increase in its trade accounts payable was used to increase inventory levels and carry higher accounts receivable resulting from increased sales volume and to repay its bank debt.

      In the six months ended June 30, 1997, certain research and development activities performed by Norland Corp. were funded in part with borrowings from the Company under the Product Development Loan Agreement.

      Property and equipment at June 30, 1997 consisted primarily of machinery and equipment, tooling, furniture and fixtures. Norland Corp. has expanded its leased space to increase production and warehouse capacity, and expects to purchase additional tooling and materials in support of research and development projects and production of new products and to improve its management information systems. Norland Corp. expects to use cash flows from operations to fund these plans and its ongoing operations. Should the proposed acquisition of Norland Corp. be approved by the Company's stockholders, the Company will benefit from cash flows provided by Norland Corp.'s operations and become responsible for financing the Norland Corp. manufacturing and research and development activities.

                          NORLAND MEDICAL SYSTEMS, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS


                                                                            JUNE 30, 1997      DECEMBER 31, 1996
                                                                            -------------      -----------------
                                                                             (Unaudited)

                                               ASSETS

Current assets:
    Cash and cash equivalents                                               $   5,133,254        $   8,133,468
    Investment                                                                          -            1,949,039
    Accounts receivable - trade, less allowance for
     doubtful accounts of $250,000 at June 30, 1997
     and $221,000 at December 31, 1996                                         11,455,816            9,182,488
    Income taxes recoverable                                                      192,999              794,285
    Inventories, net                                                            2,006,563              616,865
    Officers' loans receivable                                                  1,971,827              581,704
    Current portion of product development loan                                   100,000               38,685
      receivable - affiliate

    Prepaid expenses and other current assets                                     541,464              361,902
                                                                            -------------        -------------
             Total current assets                                              21,401,923           21,658,436
                                                                            -------------        -------------

Demonstration systems inventory, net                                            1,211,667            1,234,848
Investment in Vitel, Inc.                                                         260,000              260,000
Property and equipment, net                                                       434,068              406,375
Product development loan receivable - affiliate                                   400,000              251,100
Goodwill, net                                                                   3,142,607            3,183,961
Other intangible assets, net                                                    3,201,791            3,248,658
                                                                            -------------        -------------
             Total assets                                                   $  29,963,223        $  30,243,378
                                                                            =============        =============
                                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

    Accounts Payable - Norland                                              $     201,172        $   2,220,816
    Accounts Payable - Stratec                                                    521,757              714,127
    Accounts Payable - trade                                                      467,230               81,416
    Accrued expenses                                                            1,139,601              658,304
    Customer deposits                                                               7,700               47,850
                                                                            -------------        -------------
             Total current liabilities                                          2,337,460            3,722,513
                                                                            =============        =============

Stockholders' equity:                                                               3,575                3,452
    Common stock, par value of $0.0005 per share,
      10,000,000 shares authorized, 7,150,031 shares
      issued at June 30, 1997

    Additional paid-in capital                                                 22,158,189           22,158,170
    Retained earnings                                                           5,463,999            4,359,243
                                                                            -------------        -------------
             Total stockholders' equity                                        27,625,763           26,520,865
                                                                            -------------        -------------
             Total liabilities and stockholders' equity                     $  29,963,223        $  30,243,378
                                                                            =============        =============

See accompanying notes to condensed consolidated financial statements.

                          NORLAND MEDICAL SYSTEMS, INC.

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)



                                                                                      SIX MONTHS ENDED
                                                                                      ----------------

                                                                              JUNE 30, 1997      JUNE 30, 1996
                                                                              -------------      -------------
Revenue                                                                        $ 13,130,909       $ 12,167,406
Cost of revenue                                                                   7,431,211          7,796,041
                                                                               ------------       ------------
    Gross Profit                                                                  5,699,698          4,371,365

Sales and marketing expense                                                       2,680,347          1,458,520
General and administrative expense                                                1,409,069            899,772
                                                                               ------------       ------------
    Operating income                                                              1,610,282          2,013,073

Other income                                                                        250,474            413,698
                                                                               ------------       ------------
    Income before income taxes                                                    1,860,756          2,426,771

Provision for income taxes                                                          756,000            985,458
                                                                               ------------       ------------
    Net income                                                                 $  1,104,756       $  1,441,313
                                                                               ============       ============
Net income per common share                                                    $       0.15       $       0.20
                                                                               ============       ============

Weighted average number of common and common
equivalent shares                                                                 7,175,780          7,157,296
                                                                               ============       ============


See accompanying notes to condensed consolidated financial statements.

                          NORLAND MEDICAL SYSTEMS, INC.

      CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY for the six months ended June 30, 1997 and 1996

                                   (Unaudited)


                                                                                  COMMON            PAID-IN            RETAINED
                                             TOTAL              SHARES             STOCK            CAPITAL            EARNINGS
                                         ------------         ----------          --------       --------------       ------------

Balance as of
December 31, 1996                        $ 26,520,865          6,904,781          $  3,452        $ 22,158,170         $ 4,359,243

Issuance of shares for
stock options exercised                           142            245,250               123                  19                  --

Net income                                  1,104,756                 --                --                  --           1,104,756
                                         ------------          ---------          --------        ------------         -----------


Balance as of                            $ 27,625,763          7,150,031          $  3,575        $ 22,158,189         $ 5,463,999
                                         ============          =========          ========        ============         ===========
June 30, 1997


Balance as of December 31, 1995          $ 20,520,846          6,000,000          $  3,000        $ 18,349,813         $ 2,168,033

Issuance of shares for stock                      288            734,250               367                 (79)                 --
options exercised

Issuance of shares to acquire               3,311,519            161,538                81           3,311,438                  --
Dove Medical Systems

Cost and expenses directly                     (3,002)                --                --              (3,002)                 --
related to the stock offering

Cash paid in lieu of fractional                  (164)                (7)               --                  --                (164)
shares on 3-for-2 stock split on
June 14, 1996


Net income                                  1,441,313                 --                --                  --           1,441,313
                                         ------------          ---------          --------        ------------         -----------

Balance as of
June 30, 1996                            $ 25,270,800          6,895,781          $  3,448        $ 21,658,170         $ 3,609,182
                                         ============          =========          ========        ============         ===========

See accompanying notes to condensed consolidated financial statements.

                          NORLAND MEDICAL SYSTEMS, INC.

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS for the six months ended June 30, 1997 and 1996

                                   (Unaudited)


                                                                                          SIX MONTHS ENDED
                                                                                          ----------------

                                                                                JUNE 30, 1997         JUNE 30, 1996
                                                                                -------------         -------------

Cash flows from operating activities:
    Net income                                                                $   1,104,756           $   1,441,313
    Adjustments to reconcile net income to net cash
       used in operating activities:
       Inventory obsolescence expense                                                    --                 116,200
       Amortization expense                                                         213,462                  10,612
       Depreciation expense                                                          58,861                      --
    Provision for doubtful accounts receivable                                       29,000                      --
     Changes in:
          Accounts receivable                                                    (2,302,328)             (3,703,846)
          Inventories                                                            (1,450,290)               (380,055)
          Prepaid expenses and other current assets                                (179,562)               (133,680)
          Accounts payable                                                       (1,826,200)                217,280
          Accrued expenses                                                          481,297                 (32,304)
          Income taxes                                                              601,286              (1,181,792)
          Customer deposits                                                         (40,150)                (28,424)
                                                                              --------------           -------------
              Total adjustments                                                  (4,414,624)             (5,091,009)
                                                                              --------------           -------------
                  Net cash used in operating activities                          (3,309,968)             (3,649,696)
                                                                              --------------           -------------

Cash flows from investing activities:

    Purchases of property and equipment                                             (86,554)               (179,269)
    Loans to officers                                                            (1,890,123)                     --
    Repayment of loans to officers                                                  500,000                      --
    Sale of investment                                                            1,996,403                      --
    Product development loan to affiliate                                          (242,261)                (27,387)
    Repayment of product development loan to affiliate                               32,046                      --
    Payment for purchase of certain intangible assets of                                 --              (3,432,937)
        Dove Medical Systems, net of cash acquired
    Investment in Vitel, Inc.                                                            --                (250,000)
                                                                              --------------           -------------
                       Net cash provided by (used in)
                       investing activities                                         309,511              (3,889,593)
                                                                              --------------           -------------


Cash flows from financing activities:

    Proceeds from stock options exercised                                               143                     288
    Cost and expenses of issuance of common stock                                        --                  (3,002)
    Cash paid for fractional shares                                                      --                    (164)
                                                                              --------------           -------------
                       Net cash provided by (used in)
                         financing activities                                           143                  (2,878)
                                                                              --------------           -------------

Net decrease in cash                                                             (3,000,214)             (7,542,167)

Cash at beginning of period                                                       8,133,468              19,218,865
                                                                              --------------           -------------

Cash at end of period                                                         $   5,133,254            $ 11,676,698
                                                                              =============            ============



See accompanying notes to condensed consolidated financial statements.

                          NORLAND MEDICAL SYSTEMS, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)


(1) BASIS OF PRESENTATION

The condensed consolidated financial statements of Norland Medical Systems, Inc. (the "Company") presented herein, have been prepared pursuant to the rules of the Securities and Exchange Commission for quarterly reports on Form 10-Q and do not include all of the information and footnote disclosures required by generally accepted accounting principles. These statements should be read in conjunction with the financial statements and notes thereto for the year ended December 31, 1996, which were audited by Coopers & Lybrand L.L.P., and included in the Company's Form 10-K as filed with the Securities and Exchange Commission on March 31, 1997. The figures in these statements have been restated to reflect the 3 for 2 stock split which was effective June 14, 1996.

The condensed consolidated balance sheet as of June 30, 1997 and the condensed consolidated statements of income, changes in stockholders' equity and cash flows for the six months then ended are unaudited but, in the opinion of management, include all adjustments (consisting of normal, recurring adjustments) necessary for a fair presentation of results for these interim periods.

The results of operations for the six months ended June 30, 1997 are not necessarily indicative of the results to be expected for the entire fiscal year ending December 31, 1997.

(2)        INVENTORIES

As of June 30, 1997, inventories consist of the following:

        Raw materials, product kits spare parts and sub-
           assemblies                                            $   612,825

        Work in progress                                              33,962

        Rental systems, net of accumulated amortization
           of $26,840                                                195,844

        Finished goods                                             1,205,827
        Obsolescence reserve                                         (41,895)
                                                                 -----------

                                                                  $2,006,563
                                                                 ===========

Inventories are stated at the lower of cost or market; cost is determined principally by the first-in, first-out method.

Systems used in the Company's short-term rental program are carried in inventory at cost less amortization expense calculated on a straight-line basis over thirty-six months.

(3) DEMONSTRATION SYSTEMS INVENTORY

The Company maintains an inventory of demonstration systems used for marketing and customer service purposes. Such systems are carried at the lower of cost or net realizable value until the time of sale. From time to time, the Company may judge it desirable for marketing purposes to provide a device to a prominent scientist or research institution specializing in the study of bone disease. In such cases, the Company will carry the device in demonstration systems inventory at cost less amortization expense calculated on a straight-line basis over thirty-six months.

As of June 30, 1997, demonstration systems inventories consist of the following:

            Demonstration systems inventory          $1,330,718
            Less accumulated depreciation              (119,051)
                                                     ----------
                                                     $1,211,667
                                                     ==========

(4) ACQUISITION OF DOVE MEDICAL SYSTEMS

On April 2, 1996, the Company acquired all of the outstanding shares of Dove Medical Systems (Dove) and a certain patent and other intangible assets owned by the Dove majority shareholder and certain other investors. The Company paid consideration of $6,911,529, consisting of $3,600,000 in cash and 161,538 shares of the Company Common Stock valued at $3,311,529. The acquisition has been accounted for using the purchase method of accounting, and, accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based on the fair values at the date of acquisition. The excess purchase price over the fair values of the net assets was $3,308,011 and has been recorded as goodwill. The goodwill and other intangible assets are being amortized using the straight-line method over twenty years. The patent is being amortized using the straight-line method over the remaining patent period which is ten years as of the date of its acquisition.

(5) ACQUISITION OF NORLAND CORPORATION

On February 26, 1997, the Company signed an agreement to acquire all of the issued and outstanding stock of Norland Corporation for $17.5 million with a possible additional purchase price of up to $2.5 million based on the level of the Company's 1997 revenues. For each full $1,000,000 of 1997 revenues above $32,000,000, the purchase price will be increased by $312,500 (up to the maximum increase of $2.5 million). The $17.5 million will be payable at closing as follows: $1,250,000 in cash and a $16,250,000 Purchase Note which will bear interest at the rate of 7% per annum. A $1,250,000 portion of the principal will be payable six months after closing, and the remaining principal will be due and payable on the fifth anniversary of the closing. The Company may prepay the Purchase Note at any time. The amount of any additional purchase price will be determined following the completion of the audit of the Company's financial statements for the year ending December 31, 1997. This amount will be paid by an Additional Note which will bear interest at 7% per annum and which will be due five years after the closing. The transaction is subject to approval by the Company's stockholders at its 1997 Annual Meeting.

(6) NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE

Primary income per share is calculated by dividing net income by the average shares of common stock and common stock equivalents outstanding during the period. Common stock equivalents are stock options which have been included using the treasury stock method only when their effect is dilutive.

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS 128), which is effective for the Company's year ending December 31, 1997. The Company does not expect a material impact on its net income per share resulting from the implementation of this Statement.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS SUPPLEMENT AND IN THE PROXY STATEMENT. THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES, SOME OF WHICH ARE DESCRIBED IN THE INTRODUCTION TO THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996. SUCH INTRODUCTION IS INCORPORATED HEREIN BY REFERENCE. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS.

RESULTS OF OPERATIONS

Revenue for the six months ended June 30, 1997 increased $963,503 (7.9%) to $13,130,909 from $12,167,406 for the comparable period of 1996. The increases were largely a result of increases in sales in the United States, Europe and Latin America, offset by a decrease in sales to the Pacific Rim and to Japan in particular. First quarter 1997 sales by Dove (which was acquired by the Company on April 2, 1996) contributed to the increase in sales for the six months ended June 30, 1997. Sales in Japan declined due in part to increased competition, reductions in reimbursement for certain densitometry tests in Japan and the effects of operational difficulties experienced with pDEXA units during part of 1996. The Company believes that these operational difficulties have been addressed. Sales in the United States and Japan represented 74.0% and 1.8%, respectively, of total revenue for the six months ended June 30, 1997 and 36.8% and 40.0% respectively, of total revenue for the six months ended June 30, 1996. Sales of complete bone densitometry systems represented 91.6% and 93.6% of total revenue for the six months ended June 30, 1997 and 1996, respectively. Sales of parts and services and rental income comprised the balance of revenues for such periods. Revenues have been affected by the reduction in the Medicare reimbursement rate for peripheral bone densitometry tests announced in November 1996. The mix of products sold has changed in that the majority of the Company's revenues are now derived from sales of the larger Eclipse and XR36 systems that scan the hip and spine and for which the Medicare reimbursement rate was not significantly decreased, as compared to the pDEXA system that performs peripheral bone densitometry tests. Revenues and the mix of products sold are expected to continue to be influenced by the degree of difference in Medicare reimbursement rate levels for peripheral and larger systems. They will also be influenced by the Company's ability to bring to the market lower cost peripheral systems that can be operated more profitably by end users at the lower reimbursement levels. The Health Care Financing Administration (HCFA) recently published proposed changes to the Medicare reimbursement rates that would increase the reimbursement rate for peripheral systems and reduce the reimbursement rate for the larger systems. No new rates will be adopted until after the comment period on the proposed changes.

Cost of revenue as a percentage of revenue was 56.6% and 64.1% for the three months ended June 30, 1997 and 1996 respectively, resulting in a gross margin of 43.4% for the six months ended June 30, 1997 compared to 35.9% for the comparable period of 1996. The increase in gross margin is primarily attributed to the impact of price reductions under the Distribution Agreement with Norland Corporation and Stratec Medizintechnik GmbH which became effective during the fourth quarter of 1996.

Sales and marketing expense increased $1,221,827 (83.8%) to $2,680,347 for the six months ended June 30, 1997 from $1,458,520 for the six months ended June 30, 1996, and increased as a percentage of revenue to 20.4% from 12.7%. The increases were primarily due to increased expenses of new sales and marketing personnel, the cost of expanded marketing efforts and increased expenses related to customer service.

General and administrative expense increased $509,297 (56.6%) to $1,409,069 for the six months ended June 30, 1997 from $899,772 for the six months ended June 30, 1996 and increased as a percentage of revenue to 10.7% from 7.4%. These increases were primarily due to expenses of new personnel and increased expenses of existing personnel, other expenses attributed to increased levels of business (including, in the quarter ended June 30, 1997, increased provision for doubtful accounts receivable), and the inclusion of Dove's operations for the quarter ended March 31, 1997.

Other income in the six month periods ended June 30,1997 and 1996 consisted primarily of interest earned on the proceeds of the Company's initial public offering and on other cash and loan balances, reduced by other expenses consisting primarily of bank charges and other fees related to bank transfers. The decrease in other income in the six month period ended June 30, 1997 as compared to June 30, 1996 reflects reduced interest income resulting from utilization of such offering proceeds.

The provision for taxes for the six months ended June 30, 1997 decreased by $229,458 (23.3%) to $756,000 from $985,458 for the six months ended June 30,
1996. The Company has provided for income taxes at its current effective tax rate of 40.6% for the six months ended June 30, 1997 and 1996. The decrease in the provision for taxes was entirely due to the relative change in income before taxes.

The Company had net income of $1,104,756 for the six months ended June 30, 1997 compared to net income of $1,441,313 for the six months ended June 30, 1996, a decrease of $336,567 (23.4%). The decrease was due primarily to the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 1996, the Company had cash of $8,133,468 and a $1,949,039 U.S. Treasury bill. The Treasury bill was converted to cash during the quarter ended June 30, 1997. At June 30, 1996, the Company had cash of $5,133,254. The decrease in cash was primarily the result of increased accounts receivable, decreased accounts payable, increased pDEXA and OsteoAnalyzer inventories, and increased officer loans, and to a lesser extent cash loaned to Norland Corp. under the product development loan.

The Company's accounts receivable increased 24.8% to $11,455,816 at June 30, 1997 from $9,182,488 at December 31, 1996, which reflects both higher sales volume and less prompt payment by the Company's customers. At June 30, 1997, the two largest balances, 18.8% and 9.6% of total outstanding trade receivables, were owed by U.S. distributors.

Property and equipment as of June 30, 1997 consisted of computer and telephone equipment, a management information system, office furniture and improvements to leased facilities. At the present time, no significant expenditures for additional equipment or systems are planned for 1997.

Should the proposed acquisition of Norland Corp. be approved by the Company's stockholders, the Company's cash requirements with respect to the transaction will consist of a $1,250,000 cash payment at close, a second $1,250,000 cash payment six months thereafter, plus interest payments on the Purchase Note and the Additional Note which will range from approximately $250,000 to $300,000 per quarter, depending upon the final amount of the purchase price. Following the acquisition, the Company will receive the entire margin on systems manufactured by Norland Corp. and will become responsible for financing manufacturing and research and development on the Norland Corp. product line. Any sales growth of the OsteoAnalyzer product line will also be financed by the Company.

The Company believes that its current cash position, together with cash flow from operations, will be adequate to fund the Company's operations, including the proposed acquisition of Norland Corp., for at least the next twelve months. However, the nature of the Company's business is such that it is subject to changes in technology, government approval and regulation, and changes in third-party reimbursement in the United States and numerous foreign markets. Significant changes in one or more of these factors in a major market for the Company's products could significantly affect the Company's ability to meet its cash needs through internal sources. Moreover, the Company will also continue to consider the possibility of obtaining funds from other sources, including bank credit arrangements and stock offerings.

                          NORLAND MEDICAL SYSTEMS, INC.

           UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma combined condensed financial statements give effect to the acquisition by Norland Medical Systems, Inc. (the "Company" or "NMS") of the stock of Norland Corporation ("Norland Corp.") under the purchase method of accounting. These pro forma financial statements are not necessarily indicative of the operating results that might have been achieved had the acquisition occurred as of the beginning of fiscal 1996, nor are they necessarily indicative of operating results which may be achieved in the future.

An unaudited pro forma condensed combined balance sheet is provided as of June 30, 1997, giving effect to the acquisition as though it had been consummated on that date. Unaudited pro forma combined condensed income statements are provided for the year ended December 31, 1996 and for the six months ended June 30, 1997, giving effect to the acquisition as though it had occurred on January 1, 1996, but before a $7,900,000 non-recurring charge for in-process research and development.

Pro forma adjustments include fair value adjustments required under purchase accounting for the acquired assets and liabilities of Norland Corp. and are subject to revision when final analyses of such values are completed. In management's opinion, such adjustments are not expected to materially differ from the final fair value adjustments.

The unaudited pro forma condensed combined financial statements are derived from the historical audited financial statements and notes of the Company and Norland Corp., and should be read in conjunction with the Company's separate 1996 Annual Report and Form 10-K, incorporated herein by reference, and with Norland Corp.'s audited financial statements for 1996 and 1995, included herein.

                          NORLAND MEDICAL SYSTEMS, INC.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                  JUNE 30, 1997
                                   (UNAUDITED)

                                     -------


                                                         HISTORICAL
                                             ---------------------------------
                                              NORLAND MEDICAL       NORLAND         PRO FORMA        NOTE       PRO FORMA
                                               SYSTEMS, INC.      CORPORATION      ADJUSTMENTS       REF.       COMBINED
                                             ----------------   --------------   ---------------   -------   ---------------
                 ASSETS

Current assets:
    Cash and cash equivalents                  $  5,133,254     $    82,590       $(1,250,000)       (a)      $  3,965,844
    Accounts receivable                          11,455,816         291,532          (201,172)       (e)        11,546,176
    Inventories, net                              2,006,563       3,632,594          (218,419)       (f)         5,420,738
    Current portion of product
      development loan receivable                   100,000               -          (100,000)       (e)                 -
    Other                                         2,706,290         361,315                 -                    3,067,605
                                                -----------     -----------       ------------                 -----------
             Total current assets                21,401,923       4,368,031        (1,769,591)                  24,000,363
                                                -----------     -----------       ------------                 -----------

Other assets:

     Demonstration systems inventory, net         1,211,667               -          (350,665)       (f)           861,002

    Property and equipment, net                     434,068         373,920                  -                     807,988
    Product development loan
       receivable                                   400,000               -          (400,000)       (e)                 -
    Other non current assets                        260,000               -                  -                     260,000
    Goodwill, net                                 3,101,260               -          6,681,561       (c)         9,782,821
    Other intangible assets, net                  3,154,305               -                  -                   3,154,305
                                                -----------     -----------       ------------                 -----------
             Total other assets                   8,561,300         373,920          5,930,896                  14,866,116
                                                -----------     -----------       ------------                 -----------
             Total assets                       $29,963,223      $4,741,951         $4,161,305                 $38,866,479
                                                ===========      ==========         ==========                 ===========

          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

    Accounts payable                            $ 1,190,159      $1,404,171        $  (201,172)      (e)      $  2,393,158
    Accrued expenses                              1,147,301         213,371            750,000       (c)         2,110,672
    Current portion of product
      development loan payable                            -         100,000           (100,000)      (e)                 -
                                                -----------     -----------       ------------                 -----------
             Total current liabilities            2,337,460       1,717,542            448,828                   4,503,830
                                                -----------     -----------       ------------                 -----------

Other liabilities:

    Note payable, net of discount                         -               -         14,486,862       (a)        14,486,862
    Product development loan  payable                     -         400,000          (400,000)       (e)                 -
    Other liabilities                                     -           3,274            715,834       (c)           719,108
                                                -----------     -----------       ------------                 -----------
             Total other liabilities                      -         403,274         14,802,696                  15,205,970
                                                -----------     -----------       ------------                 -----------

Common stock                                          3,575           8,457            (8,457)       (b)             3,575
Additional paid-in capital                       22,158,189         454,379          (454,379)       (b)        22,158,189
Retained earnings (deficit)                       5,463,999       2,011,613       (10,480,697)   (b),(d),(f)    (3,005,085)
Foreign currency translation adjustment                   -         146,686          (146,686)       (b)                 -
                                                -----------     -----------       ------------                 -----------
             Total stockholders' equity          27,625,763       2,621,135       (11,090,219)                  19,156,679
                                                -----------     -----------       ------------                 -----------

             Total liabilities and
                stockholders' equity            $29,963,223      $4,741,951       $  4,161,305                 $38,866,479
                                                ===========      ==========       ============                 ===========


See notes to unaudited pro forma combined condensed financial statements.

                          NORLAND MEDICAL SYSTEMS, INC.

                PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                                   (Unaudited)

                                    ---------


                                              For the year ended December 31, 1996
                              ------------------------------------------------------------------------
                                        Historical
                              ------------------------------
                              Norland Medical        Norland       Pro Forma    Note       Pro Forma
                                Systems, Inc.    Corporation     Adjustments    Ref.       Combined
                              ---------------   ------------    -------------   ----      -----------

Total revenues                    $25,309,977    $13,138,280    $(13,489,603)   (f)       $24,958,654
                                  -----------    -----------    -------------             -----------

Expenses (income):

     Cost of revenue               16,248,469      9,008,969     (13,119,928)   (f)        12,137,510
     Sales                          3,505,666              -                -               3,505,666
     General                        2,570,212        732,897          445,437   (g)         3,748,546
     Research and
      development                           -      1,016,801                -               1,016,801
     Other (income)
      expense                        (703,744)        69,116        1,388,200   (h)           753,572

           Total
            expenses               21,620,603     10,827,783      (11,286,291)             21,162,095


Income from continuing operations
     before income
     taxes and non
     recurring charge
     for in-process
     research and
     development                    3,689,374      2,310,497      (2,203,312)               3,796,559

     (Provision)
      benefit for
      incomme taxes                (1,498,000)        33,000         713,697    (i)          (751,303)

      Income from
      continuing
      operations before
      nonrecurring charge
      for in-process
      research and
      development                $  2,191,374   $  2,343,497   $ (1,489,615)             $  3,045,256
                                 ============   ============   ==============            ============

      Income from
      continuing operations
      before non-recurring
      charge for in-process
      research and development
      per common and common
      equivalent share           $       0.31                                            $       0.42

      Weighted average common
      and common equivalent
      shares outstanding            7,168,871                                               7,168,871


                                                   For the six months ended June 30, 1997
                               ------------------------------------------------------------------------
                                          Historical
                               --------------------------------

                                Norland Medical      Norland      Pro Forma     Note        Pro Forma
                                 Systems, Inc.     Corporation    Adjustments   Ref.        Combined
                               ----------------   ------------  -------------   ----      ------------
Total revenues                    $13,130,909      $7,084,885   $(7,290,913)   (f)        $12,924,881
                                  -----------      ----------   ------------              -----------

Expenses (income):

     Cost of revenue                7,431,211       5,657,060    (7,091,504)   (f)          5,996,767
     Sales                          2,680,347               -              -                2,680,347
     General                        1,409,069         354,812        222,719   (g)          1,986,600
     Research and
      development                           -         838,820              -                  838,820
     Other (income)
      expense                       (250,474)          22,182        678,460   (h)            450,168

           Total
            expenses              11,270,153        6,872,874     (6,190,325)              11,952,702


Income from continuing operation
     before income
     taxes and non
     recurring charge
     for in-process
     research and
     development                   1,860,756          212,011     (1,100,588)                 972,179

     (Provision)
      benefit for
      incomme taxes                 (756,000)         (57,340)       356,415   (i)           (456,925)


      Income from
      continuing
      operations before
      nonrecurring charge
      for in-process
      research and
      development                $  1,104,756    $    154,671     $ (744,173)              $  515,254
                                 ============    ============     ===========              ==========

      Income from
      continuing operations
      before non-recurring
      charge for in-process
      research and development
      per common and common
      equivalent share           $       0.15                                              $    0.07

      Weighted average common
      and common equivalent
      shares outstanding            7,175,780                                              7,175,780


See notes to unaudited pro forma combined condensed financial statements.

                          NORLAND MEDICAL SYSTEMS, INC.

         NOTES TO THE PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

                                   (UNAUDITED)

                             BASIS OF PRESENTATION:

1. The unaudited pro forma combined condensed balance sheet reflects the acquisition of Norland Corp. for $17,500,000 under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, BUSINESS COMBINATIONS, and is presented as though the acquisition had occurred on June 30, 1997. The acquisition agreement requires a cash payment of $1,250,000 at closing and the issuance of a note payable in the amount of $16,250,000 bearing interest at 7% per annum. In accordance with Accounting Principles Board Opinion No. 21, INTEREST ON RECEIVABLES AND PAYABLES, interest has been imputed at 10% per annum. The acquisition agreement also calls for an additional purchase price of up to $2,500,000 which is contingent upon the Company's total sales for 1997. The amount of any additional purchase price will be determined upon completion of the audit of the Company's financial statements for the year ending December 31, 1997. For each full $1,000,000 of Company 1997 sales above $32,000,000, the Company will be obligated to pay an additional $312,500 in purchase price, up to the maximum additional purchase price of $2,500,000. Any such additional purchase price will be paid by an additional 7% promissory note. The unaudited pro forma combined condensed financial statements do not include any adjustments for this contingent consideration. Any additional purchase price (net of any discount on the Additional Note) will be recorded when the amount is determined and accounted for as additional goodwill.

2. The unaudited pro forma combined condensed income statements for the year ended December 31, 1996 and for the six months ended June 30, 1997 reflect the acquisition as if it had occurred on January 1, 1996, after elimination of all intercompany activity.

3. Earnings per share are based on the weighted average number of shares of NMS Common Stock outstanding, including common stock equivalents.

NOTES TO PRO FORMA ADJUSTMENTS

The pro forma adjustments have been made to reflect the following:

(a) Adjustment to reflect the payment of $1,250,000 in cash and the issuance of a note payable for $16,250,000 in exchange for Norland Corp.'s issued and outstanding stock. The note is shown as $14,486,862, which is net of a discount of $1,763,138 arising from a difference between the note's stated interest rate of 7% per annum and the prevailing market rate of 10% per annum.

(b) Adjustment to reflect the elimination of the following Norland Corp. equity accounts as of June 30, 1997:

                   Common Stock                                       $ 8,457
                   Additional paid-in capital                         454,379
                   Retained earnings                                2,011,613
                   Foreign currency translation adjustment            146,686

                          NORLAND MEDICAL SYSTEMS, INC.

                                   (UNAUDITED)


(c) Adjustment to record the purchase price allocation, including goodwill and in-process research and development charge, calculated as follows:

            Purchase price, net of discount of $1,763,138     $15,736,862
            Net assets acquired, at fair value                 (2,621,135)
            In-process research and development                (7,900,000)
            Deferred income tax liability                         715,834
            Acquisition costs                                     750,000
                                                              -----------
                                   Goodwill                   $ 6,681,561
                                                              ===========

           Acquisition costs are primarily legal, accounting and investment banking fees directly related to the transaction.

(d) Adjustment to record the in-process research and development charge valued at $7,900,000. The Norland Corp. research and development efforts related to this charge are directed at alterations of, adaptations of, and enhancements to existing products and technologies, have not achieved technological feasibility and have no future alternative uses. It is currently estimated that the success or failure of these research and development efforts will be determined within the next two years. There can be no assurances that these efforts will lead to the introduction of one or more new products. The estimated remaining costs of these efforts of approximately $1,200,000 will be funded from the Company's ongoing operations and working capital. The in-process research and development charge is not reflected in the unaudited pro forma combined condensed income statement as it represents a non-recurring charge directly related to the acquisition. This charge, amounting to $1.10 per share, will be reflected in the Company's financial statements for the period during which the acquisition is consummated.

(e) Adjustment to eliminate the intercompany account receivable and account payable of $201,172, and current and long-term portions of the Product Development Loan of $100,000 and $400,000, respectively.

(f) Adjustment to eliminate the intercompany sales of $13,489,603 for the year ended December 31, 1996 and $7,290,913 for the six months ended June 30, 1997, cost of sales of $13,119,928 for the year ended December 31, 1996 and $7,091,504 for the six months ended June 30, 1997. In addition, gross profit of $569,084 consisting of $369,675 related to the year ended December 31, 1996 and $199,409 related to the six months ended June 30, 1997 is eliminated from the Company's pro forma combined condensed statements of income. The $569,084 in gross profit is also eliminated from the pro forma combined condensed balance sheet as of June 30, 1997 through adjustments to ending inventory balances consisting of $218,419 with respect to finished goods inventory and $350,665 with respect to demonstration systems inventory.

(g) Adjustment to reflect amortization expense of $445,437 for the year ended December 31, 1996 and $222,719 for the six months ended June 30, 1997 related to goodwill based on a period of 15 years.

(h) Adjustment to reflect interest expense and amortization of the discount on the note payable using the effective interest method of $1,388,200 for the year ended December 31, 1996 and $678,460 for the six months ended June 30, 1997.

(i) The income tax benefit calculated based on the income tax impact of the pro forma adjustments at the combined effective federal and state income tax rate of 40.6% after taking into consideration the nondeductible goodwill amortization and the imputed interest expense in excess of 7%.